Exhibit 99.1
NYSE: WPZ
Date:      May 2, 2006
Williams Partners L.P. Reports First Quarter 2006 Financial Results
•	Temporarily Higher Volumes Drive Significant Increases in Net Income, Adjusted EBITDA, Distributable Cash Flow

•	Performance of Existing Assets Fuels 8.6% Increase in Unitholders’ Cash Distribution

•	Acquisition Expected to Close in Second Quarter
          TULSA, Okla. — Williams Partners L.P. (NYSE:WPZ) today announced unaudited net income of $4.2 million, or 35 cents per unit, compared with net income of $0.3 million during the same period in 2005.
          Distributable cash flow for Williams Partners and its 40 percent interest in Discovery totaled $8.9 million during the first quarter this year. That amount compares with $5.5 million during the same period in 2005.
          Adjusted EBITDA for Williams Partners and its 40 percent interest in Discovery totaled $8.9 million for the first quarter of 2006, up from $6.5 million for the same period a year ago.
          The favorable quarter-over-quarter results for distributable cash flow and adjusted EBITDA are primarily related to higher storage revenues and the effect of incremental volumes on Discovery that are related to the natural gas temporarily stranded as a result of hurricane damage to other parties’ infrastructure.
          Distributable cash flow and adjusted EBITDA are key measures of the partnership’s financial performance. Definitions for distributable cash flow and adjusted EBITDA are included in the body of this press release.
Chief Operating Officer Perspective
          “With distributable cash flow up 62 percent over year-ago levels, we clearly produced very strong financial performance in the first quarter,” said Alan Armstrong, chief operating officer of the general partner of Williams Partners.
          “Our gathering and processing business yielded exceptional financial performance. We benefited from being able to provide temporary services for Gulf of Mexico production that was shut-in because of hurricane-damaged infrastructure elsewhere in the industry. For our NGL services business, healthy market fundamentals contributed to improved results in this segment as well.
          “Without any new investments or acquisitions since our IPO last August, our business performance has improved to a level that supports an increase in our quarterly cash distributions beginning this month,” Armstrong said.

Increase in Cash Distribution to Unitholders
          Subsequent to the close of the first quarter, the board of directors of the general partner of Williams Partners increased the quarterly cash distribution payable to unitholders to 38 cents from 35 cents. The increase, announced last week, is supported by performance from the partnership’s existing businesses.
Planned Acquisition
          Subsequent to the close of the first quarter, Williams Partners entered into a purchase and sale agreement with Williams (NYSE:WMB) to acquire for $360 million a 25.1 percent interest in Williams’ Four Corners LLC subsidiary, which at closing will own certain gathering, processing and treating assets in the Four Corners area.
          As previously reported, the transaction is expected to be accretive to Williams Partners’ adjusted EBITDA on a per-unit basis for the partnership’s unitholders. For 2005, the adjusted EBITDA attributable to a 25.1 percent interest in Williams Four Corners LLC totaled $38.4 million. A table reconciling net income to adjusted EBITDA is included at the end of this press release.
          Williams Partners plans to finance its payment of the cash purchase price through a combination of debt and equity. The transaction, subject to standard closing conditions, is expected to close in the second quarter.
Distributable Cash Flow and Adjusted EBITDA Definitions
          Williams Partners defines distributable cash flow as net income (loss) plus non-cash affiliate interest expense, depreciation and accretion, and the amortization of a natural gas contract less the partnership’s equity earnings in Discovery, as well as adjustments for certain non-cash, non-recurring items, plus reimbursements from The Williams Companies, Inc. under an omnibus agreement and less maintenance capital expenditures.
          For Discovery, distributable cash flow is defined as net income (loss) plus interest (income) expense, depreciation and accretion and less maintenance capital expenditures. The partnership’s equity share of Discovery’s distributable cash flow is 40 percent.
          Williams Partners defines adjusted EBITDA excluding investment in Discovery as net income (loss) plus interest expense and depreciation and accretion, and the amortization of a natural gas contract less the partnership’s equity earnings in Discovery, as well as adjustments for certain non-cash, non-recurring items.
          For Discovery, adjusted EBITDA is defined as net income plus interest (income) expense, depreciation and accretion. The partnership’s equity share of Discovery’s adjusted EBITDA is 40 percent.
          Schedules presenting Williams Partners’ consolidated statements of income, segment profit and operating information, as well as schedules reconciling adjusted EBITDA and distributable cash flow to measures included in Generally Accepted Accounting Principles are available on Williams Partners’ Web site at www.williamslp.com and as an attachment to this document.
Today’s Analyst Call
          Williams Partners’ management will discuss the partnership’s first quarter financial results during an analyst presentation to be webcast live beginning at 10 a.m. Eastern today.
          Participants are encouraged to access the presentation and corresponding slides via www.williamslp.com. A limited number of phone lines also will be available at (800) 406-5356. International callers should dial (913)

981-5572. Callers should dial in at least 10 minutes prior to the start of the discussion. Replays will be available for two weeks at www.williamslp.com.
Form 10-Q
          The company plans to file its Form 10-Q with the Securities and Exchange Commission today. The document will be available on both the SEC and Williams Partners Web sites.
About Williams Partners L.P. (NYSE:WPZ)
          Williams Partners L.P. primarily gathers, transports and processes natural gas and fractionates and stores natural gas liquids. The general partner is Williams Partners GP LLC. More information is at www.williamslp.com.

Contact:	Kerry Malone Williams (media relations) (918) 573-2110 Sharna Reingold Williams (investor relations) (918) 573-2078
# # #
     Williams Partners’ reports, filings, and other public announcements might contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar words. These statements are based on our intentions, beliefs, and assumptions about future events and are subject to risks, uncertainties, and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions, risks, uncertainties, and other factors referred to specifically in connection with such statements, other risks, uncertainties, and factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those risks, uncertainties, and factors include, among others: Williams Partners may not have sufficient cash from operations to enable it to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses, including payments to its general partner; because of the natural decline in production from existing wells and competitive factors, the success of Williams Partners’ gathering and transportation businesses depends on its ability to connect new sources of natural gas supply, which is dependent on factors beyond its control; any decrease in supplies of natural gas could adversely affect Williams Partners’ business and operating results; lower natural gas and oil prices could adversely affect Williams Partners’ fractionation and storage businesses; Williams Partners’ processing, fractionation and storage business could be affected by any decrease in the price of natural gas liquids or a change in the price of natural gas liquids relative to the price of natural gas; The Williams Companies, Inc.’s revolving credit facility and Williams’ public indentures contain financial and operating restrictions that may limit Williams Partners’ access to credit; in addition, Williams Partners’ ability to obtain credit in the future will be affected by Williams’ credit ratings; Williams Partners’ general partner and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interest to the detriment of Williams Partners’ unitholders; even if unitholders are dissatisfied, they cannot remove Williams Partners’ general partner without its consent; unitholders may be required to pay taxes on their share of Williams Partners’ income even if they do not receive any cash distributions from Williams Partners; Williams Partners’ operations are subject to operational hazards and unforeseen interruptions for which it may or may not be adequately insured; Williams Partners depends on certain key customers and producers for a significant portion of its revenues and supply of natural gas and natural gas liquids and the loss of any of these key customers or producers could result in a decline in its revenues and cash available to pay distributions; and if third-party pipelines and other facilities interconnected to Williams Partners’ pipelines and facilities become unavailable to transport natural gas and natural gas liquids or to treat natural gas, Williams Partners’ revenues and cash available to pay distributions could be adversely affected. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors are urged to closely consider the disclosures and risk factors in our quarterly reports on Form 10-Q available from our offices or from our website at www.williamslp.com and our annual report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2006.

Reconciliation of Non-GAAP Measures
 (UNAUDITED)

	2005	2006
(Thousands)	1st Qtr	1st Qtr

Williams Partners L.P. Reconciliation of Non-GAAP “Adjusted EBITDA Excluding Discovery” to GAAP “Net income”

Net Income	$311	$4,209
Interest expense	3,004	236
Interest income	—	(70)
Depreciation and accretion	905	900
Amortization of gas purchase contract	—	1,354
Equity earnings — Discovery Producer Services	(2,212)	(3,781)

Adjusted EBITDA Excluding Investment in Discovery	$2,008	$2,848

Discovery Producer Services Reconciliation of Non-GAAP “EBITDA” to GAAP “Net income”

Net Income	$5,531	$9,452
Interest (income)	(284)	(626)
Depreciation and accretion	6,113	6,379

EBITDA — 100%	$11,360	$15,205

EBITDA — our 40% interest	$4,544	$6,082

Williams Partners L.P. Reconciliation of Non-GAAP “Distributable Cash Flow” to GAAP “Net income (loss)”

Net income	$311	$4,209
Interest expense — Affiliate*	2,805	—
Depreciation and accretion	905	900
Amortization of natural gas purchase contract	—	1,354
Equity earnings — Discovery Producer Services	(2,212)	(3,781)
Reimbursements from Williams under omnibus agreement	—	1,248
Maintenance capital expenditures	(212)	(1,165)

Distributable Cash Flow Excluding Discovery	$1,597	$2,765

*Distributable cash flow includes the affiliate interest expense associated with the advances from affiliate that were forgiven by Williams in connection with our initial public offering. This interest expense did not result in a cash outlay for the Williams Partners Predecessor entity.

Discovery Producer Services Reconciliation of Non-GAAP “Distributable Cash Flow” to GAAP “Net income”

Net income	$5,531	$9,452
Depreciation and accretion	6,113	6,379
Maintenance capital expenditures	(1,866)	(516)

Distributable Cash Flow — 100%	$9,778	$15,315

Distributable Cash Flow — our 40% interest	$3,911	$6,126

Reconciliation of Non-GAAP Measures

2005
(Thousands)	Y-T-D

Williams Four Corners LLC Predecessor Reconciliation of Non-GAAP “Adjusted EBITDA” to GAAP “Net income”

Net Income	$113,521
Depreciation	38,960
Cumulative effect of change in accounting principle	694

Adjusted EBITDA — 100%	$153,175

EBITDA — our 25.1% interest	$38,447

For Four Corners, we define Adjusted EBITDA as net income plus interest (income) expense, depreciation and accretion. We also adjust for certain non-cash, non-recurring items. Our equity share of Four Corners’ Adjusted EBITDA will be 25.1%.

Consolidated Statements of Income
(UNAUDITED)

	2005	2006
(Thousands)	1st Qtr	1st Qtr

Revenues:
Storage	$4,388	$5,105
Fractionation	2,430	3,953
Gathering	880	733
Product Sales:
Affiliate	2,829	6,141
Third-party	63	—
Other	779	1,131

Total revenues	11,369	17,063

Cost and expenses:
Operating and maintenance expense:
Affiliate	2,653	4,000
Third-party	3,075	3,691
Product cost	2,735	5,723
Depreciation and accretion	905	900
General and administrative expense:
Affiliate	687	1,415
Third-party	19	533
Taxes other than income	192	207

Total costs and expenses	10,266	16,469

Operating income	1,103	594

Equity earnings — Discovery Producer Services	2,212	3,781
Interest expense:
Affiliate	(2,805)	(15)
Third-party	(199)	(221)
Interest income	—	70

Net income	$311	$4,209

Segment Profit & Operating Statistics
(UNAUDITED)

	2005	2006
(Thousands)	1st Qtr	1st Qtr

NGL Services
Segment revenues	$10,489	$16,330
Operating and maintenance expense	5,621	7,449
Product cost	2,735	5,723
Depreciation and accretion	605	600
Direct general and administrative expenses	203	301
Other	192	207

Segment profit	$1,133	$2,050

Gathering and Processing
Segment revenues	$880	$733
Operating and maintenance expense	107	242
Depreciation and accretion	300	300
Direct general and administrative expenses	—	2

Segment operating income	473	189
Equity earnings	2,212	3,781

Segment profit	$2,685	$3,970

Operating Information:
Williams Partners:
Conway storage revenues	$4,388	$5,105
Conway fractionation volumes (bpd) — our 50%	41,296	46,042
Carbonate Trend gathered volumes (MMBtu/d)	41,567	33,407
Discovery Producer Services - 100%
Gathered volumes (MMBtu/d)	335,727	581,788
Gross processing margin ($/MMBtu)	$0.21	$0.16